Exhibit 10.2

FOURTH AMENDMENT

THIS FOURTH AMENDMENT (this “Amendment”) is made and entered into as of September 4, 2019, by and between HUDSON 333 TWIN DOLPHIN PLAZA, LLC, a Delaware limited liability company (“Landlord”), and COHERUS BIOSCIENCES, INC., a Delaware corporation (“Tenant”).

RECITALS

A.

Landlord and Tenant are parties to that certain lease dated July 6, 2015, as previously amended by that certain First Amendment dated August 10, 2015, as confirmed by that certain Confirmation Letter dated December 22, 2015 and as further amended by that certain Second Amendment (“Second Amendment”) dated September 21, 2016 and that certain Third Amendment (“Third Amendment”) dated May 24, 2019 (as amended, the “Lease”).  Pursuant to the Lease, Landlord has leased to Tenant space currently containing approximately 40,341 rentable square feet (the “Current Premises”) at the building commonly known as 333 Twin Dolphin located at 333 Twin Dolphin Drive, Redwood City (the “Building”) and described as (i) Suite 450 (“Suite 450”) consisting of approximately 12,809 rentable square feet on the fourth floor of the Building; and (ii) Suite 600 (“Suite 600”) consisting of approximately 27,532 rentable square feet on the sixth floor of the Building.

B.	The Lease will expire by its terms on November 30, 2022 (the “Existing Expiration Date”), and the parties wish to extend the term of the Lease on the following terms and conditions.

C.

The parties wish to expand the Premises (defined in the Lease) to include additional space, containing approximately 7,448 rentable square feet described as Suite 425 on the fourth floor of the Building and shown on Exhibit A attached hereto (the “Suite 425 Expansion Space”), on the following terms and conditions.

NOW, THEREFORE, in consideration of the above recitals which by this reference are incorporated herein, the mutual covenants and conditions contained herein and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree as follows:

1.

Extension.  The term of the Lease is hereby extended through the last day of the 60th full calendar month beginning on or after the Suite 425 Expansion Effective Date (defined in Section 2.2 below) (the “Extended Expiration Date”).  The portion of the term of the Lease beginning on the date immediately following the Existing Expiration Date (the “Extension Date”) and ending on the Extended Expiration Date shall be referred to herein as the “Extended Term”.

2.	Suite 425 Expansion.

2.1.

Effect of Suite 425 Expansion.  Effective as of the Suite 425 Expansion Effective Date, the Premises shall be increased from 40,341 rentable square feet on the fourth and sixth floors to 47,789 rentable square feet on the fourth and sixth floor by the addition of the Suite 425 Expansion Space, and, from and after the Suite 425 Expansion Effective Date, the Current Premises and the Suite 425 Expansion Space shall collectively be deemed the Premises.  The term of the Lease for the Suite 425 Expansion Space (the “Suite 425 Expansion Term”) shall commence on the Suite 425 Expansion Effective Date and, unless sooner terminated in accordance with the Lease, end on the Extended Expiration Date.  From and after the Suite 425 Expansion Effective Date, the Suite 425 Expansion Space shall be subject to all the terms and conditions of the Lease except as provided herein.  Except as may be expressly provided herein, (a) Tenant shall not be entitled to receive, with respect to the Suite 425 Expansion Space, any allowance, free rent or other financial concession granted with respect to the Current Premises, and (b) no representation or warranty made by Landlord with respect to the Current Premises shall apply to the Suite 425 Expansion Space.

2.2.

Suite 425 Expansion Effective Date.  As used herein, “Suite 425 Expansion Effective Date” means the earlier of (i) the first date on which Tenant conducts business in the Suite 425 Expansion Space, or (ii) the date on which the Tenant Improvement Work (defined in Exhibit B attached hereto) is Substantially Complete (defined in Exhibit B attached hereto), which is anticipated to be October 1, 2019 (the “Target Suite 425 Expansion Effective Date”).  The adjustment of the Suite 425 Expansion Effective Date and, accordingly, the postponement of Tenant’s obligation to pay rent for the Suite 425 Expansion Space shall be Tenant’s sole remedy if the Tenant Improvement Work is not Substantially Complete on the Target Suite 425 Expansion Effective Date.

2.3.

Early Entry.  Notwithstanding the foregoing, Tenant may enter the Suite 425 Expansion Space before the Suite 425 Expansion Effective Date, solely for the purpose of installing telecommunications and data cabling, equipment, furnishings and other personal property in the Suite 425 Expansion Space.  Other than the obligation to pay Monthly Rent, all of Tenant’s obligations hereunder shall apply during any period of such early entry.  Notwithstanding the foregoing, Landlord may limit, suspend or terminate Tenant’s rights to enter the Suite 425 Expansion Space early pursuant to this Section 2.3 if Landlord reasonably determines that such entry is endangering individuals working in the Suite 425 Expansion Space or is delaying completion of the Tenant Improvement Work.

2.4.

Confirmation Letter.  At any time after the Suite 425 Expansion Effective Date, Landlord may deliver to Tenant a notice substantially in the form of Exhibit B-2 attached hereto, as a confirmation of the information set forth therein.  Tenant shall execute and return (or, by written notice to Landlord, reasonably object to) such notice within five (5) days after receiving it.

3.	Base Rent.

3.1.	Current Premises During Extended Term. With respect to the Current Premises during the Extended Term, the schedule of Base Rent shall be as follows:

Period of Extended Term	Annual Rate Per Square Foot (rounded to the nearest 100th of a dollar)	Monthly Base Rent
12/1/22 – 9/30/23	$70.80	$238,011.90
10/1/23 – Extended Expiration Date	$72.92	$245,152.26

All such Base Rent shall be payable by Tenant in accordance with the terms of the Lease, as amended.

Notwithstanding the foregoing, Base Rent for the Current Premises shall be abated, in the amount of $238,011.90 per month, for the first two (2) full calendar months of the Extended Term; provided, however, that if a Default exists when any such abatement would otherwise apply, such abatement shall be deferred until the date, if any, on which such Default is cured.

3.2.	Suite 425 Expansion Space During Suite 425 Expansion Term. With respect to the Suite 425 Expansion Space during the Suite 425 Expansion Term, the schedule of Base Rent shall be as follows:

Period During Suite 425 Expansion Term	Annual Rate Per Square Foot (rounded to the nearest 100th of a dollar)	Monthly Base Rent
Suite 425 Expansion Effective Date through last day of 12th full calendar month of Suite 425 Expansion Term	$64.80	$40,219.20
13th through 24th full calendar months of Suite 425 Expansion Term	$66.74	$41,425.78
25th through 36th full calendar months of Suite 425 Expansion Term	$68.75	$42,668.55
37th through 48th full calendar months of Suite 425 Expansion Term	$70.81	$43,948.61
49th full calendar month of Suite 425 Expansion Term through Extended Expiration Date	$72.93	$45,267.06

All such Base Rent shall be payable by Tenant in accordance with the terms of the Lease, as amended

Notwithstanding the foregoing, Base Rent for the Suite 425 Expansion Space shall be abated, in the amount of $40,219.20 per month, for the first four (4) full calendar months of the Suite 425 Expansion Term; provided, however, that if a Default exists when any such abatement would otherwise apply, such abatement shall be deferred until the date, if any, on which such Default is cured.

4.

Security Deposit.  Upon Tenant’s execution hereof, Tenant shall pay Landlord the sum of $500,000.00, which shall become the Security Deposit held by Landlord pursuant to Sections 1.8 and 21 of the Lease.  Accordingly, simultaneously with the execution hereof, the Security Deposit is hereby increased from $00.00 to $500,000.00.  Notwithstanding the foregoing or any other provision in the Lease to the contrary, if no Default occurs on or before November 1, 2020, then, upon written request from Tenant delivered not earlier than such date: (a) the amount of the Security Deposit shall be reduced to $342,773.00, and (b) Landlord, within 30 days after such request, shall return to Tenant the portion of the Security Deposit exceeding such reduced amount; provided, however, that no such reduction shall occur and no such return shall be required if a Default occurs before the earlier of (i) the date on which such return occurs, or (ii) or the date occurring 30 days after such request.

5.	Tenant’s Share. With respect to the Suite 425 Expansion Space during the Suite 425 Expansion Term, Tenant’s Share shall be 4.0746%.

6.	Expenses and Taxes.

6.1.

Current Premises During Extended Term.  With respect to the Current Premises during the Extended Term, Tenant shall pay for Tenant’s Share of Expenses and Taxes in accordance with the terms of the Lease; provided, however, that, with respect to the Current Premises during the Extended Term, the Base Year for Expenses and Taxes shall be 2023.

6.2.

Suite 425 Expansion Space During Suite 425 Expansion Term.  With respect to the Suite 425 Expansion Space during the Suite 425 Expansion Term, Tenant shall pay for Tenant’s Share of Expenses and Taxes in accordance with the terms of the Lease; provided, however, that, with respect to the Suite 425 Expansion Space during the Suite 425 Expansion Term, the Base Year for Expenses and Taxes shall be 2019.

7.	Improvements to Current Premises and Suite 425 Expansion Space.

7.1.

Configuration and Condition of Current Premises and Suite 425 Expansion Space.  Tenant acknowledges that it is in possession of the Current Premises and that it has inspected the Suite 425 Expansion Space, and agrees to accept each such space in its existing configuration and condition (or, in the case of the Suite 425 Expansion Space, in such other configuration and condition as any existing tenant of the Suite 425 Expansion Space may cause to exist in accordance with its lease), without any representation by Landlord regarding its configuration or condition and without any obligation on the part of Landlord to perform or pay for any alteration or improvement, except as may be otherwise expressly provided in this Amendment.

7.2.

Responsibility for Improvements to a portion of Suite 450 and Suite 425 Expansion Space.  Landlord shall perform improvements to a portion of Suite 450 and the Suite 425 Expansion Space in accordance with Exhibit B attached hereto.

8.

Other Pertinent Provisions.  Landlord and Tenant agree that, effective as of the date of this Amendment (unless different effective date(s) is/are specifically referenced in this Section), the Lease shall be amended in the following additional respects:

8.1.

California Civil Code Section 1938.  Pursuant to California Civil Code § 1938, Landlord hereby states that the Suite 425 Expansion Space has not undergone inspection by a Certified Access Specialist (CASp) (defined in California Civil Code § 55.52).

Accordingly, pursuant to California Civil Code § 1938(e), Landlord hereby further states as follows: “A Certified Access Specialist (CASp) can inspect the subject premises and determine whether the subject premises comply with all of the applicable construction-related accessibility standards under state law.  Although state law does not require a CASp inspection of the subject premises, the commercial property owner or lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the subject premises for the occupancy or potential occupancy of the lessee or tenant, if requested by the lessee or tenant.  The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the premises”.

In accordance with the foregoing, Landlord and Tenant agree that if Tenant requests a CASp inspection of the Suite 425 Expansion Space, then Tenant shall pay (i) the fee for such inspection, and (ii) except as may be otherwise expressly provided in this Amendment, the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the Suite 425 Expansion Space.

8.2.Right of First Offer.

A.	The reference to “14,278 rentable square feet” in Section 8.1.A of the Second Amendment is hereby amended and restated as “7,463 rentable square feet”.

B.	Exhibit C attached to the Second Amendment is hereby deleted in its entirety and is replaced with Exhibit C attached hereto.

8.3.	Deletion. Section 9 (entitled “Extension Option”) of the Second Amendment is of no further force and effect.

8.4.	Parking. Effective as of the Suite 425 Expansion Effective Date, Section 1.9 of the Lease (as further amended by Section 1.1 of the Third Amendment) is hereby amended and restated as the following:

“1.9Parking:

153 unreserved parking spaces, at the rate of $0.00 per space per month, as such rate may be adjusted from time to time to reflect Landlord’s then current rates.

Five (5) reserved parking space, as shown on Exhibit G hereto, at the rate of $0.00 per space per month, as such rate may be adjusted from time to time to reflect Landlord’s then current rates.”

8.5.

Reserved Parking Spaces.  Effective as of the Suite 425 Expansion Effective Date, Exhibit G to the Lease (as amended by Section 1.2 of the Third Amendment) is hereby deleted in its entirety and is replaced with Exhibit G hereto.

8.6

Letter of Credit.  Simultaneously with the execution and delivery hereof, (a) Landlord shall return to Tenant the Letter of Credit currently held by Landlord pursuant to Section 1.17 of the Lease and Section 6 of Exhibit F thereto and (b) notwithstanding any provision of the Lease to the contrary, Tenant shall have no further obligation to provide and/or deliver to Landlord a letter of credit and Section 1.17 of the Lease and Section 6 of Exhibit F shall have no further force or effect.

9.	Second Extension Option.

9.1.

Grant of Option; Conditions.  Tenant shall have the right (the “Second Extension Option”) to extend the Extended Term for one (1) additional period of five (5) years beginning on the day immediately following the Extended Expiration Date and ending on the fifth anniversary of such date (the “Second Extension Term”), if:

(a)

not less than 12 and not more than 15 full calendar months before the Extended Expiration Date, Tenant delivers written notice to Landlord (for purposes of this Section 9, the “Extension Notice”) electing to exercise the Second Extension Option;

(b)	no Default exists when Tenant delivers the Extension Notice;

(c)	no more than 33% of the Premises is sublet when Tenant delivers the Extension Notice; and

(d)	the Lease, as amended, has not been assigned (other than pursuant to a Permitted Transfer) before Tenant delivers the Extension Notice.

9.2.	Terms Applicable to Second Extension Term.

A.

During the Second Extension Term, (a) the Base Rent rate per rentable square foot shall be equal to the Prevailing Market rate per rentable square foot; (b) Base Rent shall increase, if at all, in accordance with the increases assumed in the determination of Prevailing Market rate; and (c) Base Rent shall be payable in monthly installments in accordance with the terms and conditions of the Lease, as amended.

B.	During the Second Extension Term Tenant shall pay Tenant’s Share of Expenses and Taxes for the Premises in accordance with the Lease, as amended.

9.3.	Procedure for Determining Prevailing Market.

A.

Initial Procedure.  Within 30 days after receiving the Extension Notice, Landlord shall give Tenant written notice of Landlord’s estimate of the Prevailing Market rate for the Second Extension Term (for purposes of this Section 9, “Landlord’s Estimate”).  Within 30 days of receiving Landlord’s Estimate, Tenant shall give Landlord either (i) written notice (for purposes of this Section 9, “Tenant’s Binding Notice”) accepting Landlord’s Estimate, or (ii) written notice (for purposes of this Section 9, “Tenant’s Rejection Notice”) rejecting such estimate and stating Tenant’s estimate of the Prevailing Market rate for the Second Extension Term.  If Tenant gives Landlord a Tenant’s Rejection Notice, Landlord, within 15 days thereafter, shall give Tenant either (i) written notice (for purposes of this Section 9, “Landlord’s Binding Notice”) accepting Tenant’s estimate of the Prevailing Market rate for the Second Extension Term stated in Tenant’s Rejection Notice, or (ii) written notice (for purposes of this Section 9, “Landlord’s Rejection Notice”) rejecting such estimate.  If Landlord gives Tenant a Landlord’s Rejection Notice, Landlord and Tenant shall work together in good faith to agree in writing upon the Prevailing Market rate for the Second Extension Term.  If, within 30 days after delivery of a Landlord’s Rejection Notice, the parties fail to agree in writing upon the Prevailing Market rate, the provisions of Section 9.3.B below shall apply.

B.	Dispute Resolution Procedure.

1.

If, within 30 days after delivery of a Landlord’s Rejection Notice, the parties fail to agree in writing upon the Prevailing Market rate, Landlord and Tenant, within five (5) days thereafter, shall each simultaneously submit to the other, in a sealed envelope, its good faith estimate of the Prevailing Market rate for the Second Extension Term (for purposes of this Section 9, collectively, the “Estimates”).  Within seven (7) days after the exchange of Estimates, Landlord and Tenant shall each select a broker or agent (for purposes of this Section 9, an “Agent”) to determine which of the two Estimates most closely reflects the Prevailing Market rate for the Second Extension Term.  Each Agent so selected shall be licensed as a real estate broker or agent and in good standing with the California Department of Real Estate, and shall have had at least five (5) years’ experience within the previous 10 years as a commercial real estate broker or agent working in Redwood City, California, with working knowledge of current rental rates and leasing practices relating to buildings similar to the Building.

2.

If each party selects an Agent in accordance with Section 9.3.B.1 above, the parties shall cause their respective Agents to work together in good faith to agree upon which of the two Estimates most closely reflects the Prevailing Market rate for the Second Extension Term.  The Estimate, if any, so agreed upon by such Agents shall be final and binding on both parties as the Prevailing Market rate for the Second Extension Term and may be entered in a court of competent jurisdiction.  If the Agents fail to reach such agreement within 20 days after their selection, then, within 10 days after the expiration of such 20-day period, the parties shall instruct the Agents to select a third Agent meeting the above criteria (and if the Agents fail to agree upon such third Agent within 10 days after being so instructed, either party may cause a court of competent jurisdiction to select such third Agent).  Promptly upon selection of such third Agent, the parties shall instruct such Agent (or, if only one of the parties has selected an Agent within the 7-day period described above, then promptly after the expiration of such 7-day period the parties shall instruct such Agent) to determine, as soon as practicable but in any case within 14 days after his selection, which of the two Estimates most closely reflects the Prevailing Market rate.  Such determination by such Agent (for purposes of this Section 9, the “Final Agent”) shall be final and binding on both parties as the Prevailing Market rate for the Second

Extension Term and may be entered in a court of competent jurisdiction.  If the Final Agent believes that expert advice would materially assist him, he may retain one or more qualified persons to provide such expert advice.  The parties shall share equally in the costs of the Final Agent and of any experts retained by the Final Agent.  Any fees of any other broker, agent, counsel or expert engaged by Landlord or Tenant shall be borne by the party retaining such broker, agent, counsel or expert.

C.

Adjustment.  If the Prevailing Market rate has not been determined by the commencement date of the Second Extension Term, Tenant shall pay Base Rent for the Second Extension Term upon the terms and conditions in effect during the last month ending on or before the expiration date of the Lease until such time as the Prevailing Market rate has been determined.  Upon such determination, the Base Rent for the Second Extension Term shall be retroactively adjusted.  If such adjustment results in an under- or overpayment of Base Rent by Tenant, Tenant shall pay Landlord the amount of such underpayment, or receive a credit in the amount of such overpayment, with or against the next Base Rent due under the Lease, as amended.

9.4.

Extension Amendment.  If Tenant is entitled to and properly exercises its Second Extension Option, and if the Prevailing Market rate for the Second Extension Term is determined in accordance with Section 9.3 above, Landlord, within a reasonable time thereafter, shall prepare and deliver to Tenant an amendment (for purposes of this Section 9, the “Extension Amendment”) reflecting changes in the Base Rent, the term of the Lease, the expiration date of the Lease, and other appropriate terms in accordance with this Section 9, and Tenant shall execute and return (or provide Landlord with reasonable objections to) the Extension Amendment within 15 days after receiving it.  Notwithstanding the foregoing, upon determination of the Prevailing Market rate for the Second Extension Term in accordance with Section 9.3 above, an otherwise valid exercise of the Second Extension Option shall be fully effective whether or not the Extension Amendment is executed.

9.5.

Definition of Prevailing Market.  For purposes of this Second Extension Option, “Prevailing Market” shall mean the arms-length, fair-market, annual rental rate per rentable square foot under extension and renewal leases and amendments entered into on or about the date on which the Prevailing Market is being determined hereunder for space comparable to the Premises in the Building and office buildings comparable to the Building in the Redwood City, California area.  The determination of Prevailing Market shall take into account (i) any material economic differences between the terms of the Lease, as amended, and any comparison lease or amendment, such as rent abatements, construction costs and other concessions, and the manner, if any, in which the landlord under any such lease is reimbursed for operating expenses and taxes; (ii) any material differences in configuration or condition between the Premises and any comparison space, including any cost that would have to be incurred in order to make the configuration or condition of the comparison space similar to that of the Premises; and (iii) any reasonably anticipated changes in the Prevailing Market rate from the time such Prevailing Market rate is being determined and the time such Prevailing Market rate will become effective under the Lease, as amended.

9.6.

Subordination.  Notwithstanding anything herein to the contrary, Tenant’s Second Extension Option is subject and subordinate to the expansion rights (whether such rights are designated as a right of first offer, right of first refusal, expansion option or otherwise) of any tenant of the Building or the Project existing on the date hereof.

10.	Miscellaneous.

10.1.

This Amendment and the attached exhibits, which are hereby incorporated into and made a part of this Amendment, set forth the entire agreement between the parties with respect to the matters set forth herein.  There have been no additional oral or written representations or agreements.  Tenant shall not be entitled, in connection with entering into this Amendment, to any free rent, allowance, alteration, improvement or similar economic incentive to which Tenant may have been entitled in connection with entering into the Lease, except as may be otherwise expressly provided in this Amendment.

10.2.	Except as herein modified or amended, the provisions, conditions and terms of the Lease shall remain unchanged and in full force and effect.

10.3.	In the case of any inconsistency between the provisions of the Lease and this Amendment, the provisions of this Amendment shall govern and control.

10.4.

Submission of this Amendment by Landlord is not an offer to enter into this Amendment but rather is a solicitation for such an offer by Tenant.  Landlord shall not be bound by this Amendment until Landlord has executed and delivered it to Tenant.

10.5.	Capitalized terms used but not defined in this Amendment shall have the meanings given in the Lease.

10.6.

Tenant shall indemnify and hold Landlord, its trustees, members, principals, beneficiaries, partners, officers, directors, employees, mortgagee(s) and agents, and the respective principals and members of any such agents harmless from all claims of any brokers (other than Newmark Knight Frank) claiming to have represented Tenant in connection with this Amendment.  Landlord shall indemnify and hold Tenant, its trustees, members, principals, beneficiaries, partners, officers, directors, employees, and agents, and the respective principals and members of any such agents harmless from all claims of any brokers claiming to have represented Landlord in connection with this Amendment.  Tenant acknowledges that any assistance rendered by any agent or employee of any affiliate of Landlord in connection with this Amendment has been made as an accommodation to Tenant solely in furtherance of consummating the transaction on behalf of Landlord, and not as agent for Tenant.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, Landlord and Tenant have duly executed this Amendment as of the day and year first above written.

LANDLORD:

HUDSON 333 TWIN DOLPHIN PLAZA, LLC, a Delaware limited liability company

By:Hudson Pacific Properties, L.P.,
a Maryland limited partnership,
its sole member

By: Hudson Pacific Properties, Inc.,
a Maryland corporation,
its general partner

By:/s/  Mark Lammas

Name:Mark Lammas

Title:Chief Operating Officer, Chief Financial Officer & Treasurer

TENANT:
COHERUS BIOSCIENCES, INC., a Delaware corporation By:/s/ Thomas F. Fitzpatrick _________________ Name:Thomas F. Fitzpatrick Title:Chief Legal Officer

EXHIBIT A

OUTLINE AND LOCATION OF EXPANSION SPACE

EXHIBIT B

SUITE 425 EXPANSION WORK LETTER

As used in this Exhibit B (this “Suite 425 Expansion Work Letter”), the following terms shall have the following meanings:

(i)	“Premises” means the Suite 425 Expansion Space and Suite 450;

(ii)	For purposes of this Exhibit B, “Tenant Improvements” means all improvements to be constructed in the Premises pursuant to this Suite 425 Expansion Work Letter;

(iii)

For purposes of this Exhibit B, “Tenant Improvement Work” means the construction of the Tenant Improvements, together with any related work (including demolition) that is necessary to construct the Tenant Improvements; and

(iv)	“Agreement” means the amendment of which this Suite 425 Expansion Work Letter is a part.

1COST OF TENANT IMPROVEMENT WORK.  Except as provided in Section 2.7 below, the Tenant Improvement Work shall be performed at Landlord’s expense.

2	WORK LIST.

2.1Work List.  Landlord shall perform improvements to the Premises in accordance with the following work list (for purposes of this Exhibit B, the “Work List”) using Building-standard methods, materials and finishes.

WORK LIST

ITEM
1.	Paint the interior of the Suite 425 Expansion Space with Building standard paint.
2.	Install Building standard carpet in the interior of the Suite 425 Expansion Space.
3.	Create cased opening between the Suite 425 Expansion Space and Suite 450, as more particularly shown on Exhibit B-1 hereto.

2.2[Intentionally Omitted]

2.3[Intentionally Omitted]

2.4[Intentionally Omitted]

2.5[Intentionally Omitted]

2.6[Intentionally Omitted]

2.7Revisions to Work List.  The Work List shall not be revised without Landlord’s agreement, which agreement may be withheld or conditioned in Landlord’s sole and absolute discretion.  If Tenant requests any revision to the Work List, Landlord shall provide Tenant with notice approving or disapproving such revision, and, if Landlord approves such revision, Landlord shall have such revision made and delivered to Tenant, together with notice of any resulting change in the cost of the Tenant Improvement Work, within 10 business days after the later of Landlord’s receipt of such request or the mutual execution and delivery of this Agreement if such revision is not material, and within such longer period of time as may be reasonably necessary (but not more than 15 business days after the later of such receipt or such execution and delivery) if such revision is material, whereupon Tenant, within one (1) business day, shall notify Landlord whether it desires to proceed with such revision.  If Landlord has begun performing the Tenant Improvement Work, then, in the absence of such authorization, Landlord shall have the option to continue such performance disregarding such revision.  Landlord shall not revise the Work List without Tenant’s consent, which shall not be unreasonably withheld or conditioned.  Tenant shall approve, or reasonably disapprove (and state, with reasonable specificity, its reasons for disapproving), any revision to the Work List within two (2) business days after receiving Landlord’s request for approval thereof.  Any change order affecting the Work List shall be deemed a revision to the Work List.  Tenant shall reimburse Landlord, immediately upon demand, for any increase in the total cost associated with the Tenant Improvement Work that results from any revision to the Work List requested by Tenant, including the cost of preparing such revision.

2.8[Intentionally Omitted]

3	CONSTRUCTION.

3.1Contractor.  Landlord shall retain a contractor of its choice (for purposes of this Exhibit B, the “Contractor”) to perform the Tenant Improvement Work.  In addition, Landlord may select and/or approve of any subcontractors, mechanics and materialmen used in connection with the performance of the Tenant Improvement Work.

3.2[Intentionally Omitted]

3.3Permits.  Landlord shall cause the Contractor to apply to the appropriate municipal authorities for, and obtain from such authorities, all permits necessary for the Contractor to complete the Tenant Improvement Work (for purposes of this Exhibit B, the “Permits”).

3.4Construction

3.4.1Performance of Tenant Improvement Work.  Landlord shall cause the Contractor to perform the Tenant Improvement Work in accordance with the Work List.

3.4.2Contractor’s Warranties.  Tenant waives all claims against Landlord relating to any defects in the Tenant Improvements; provided, however, that if, within 30 days after substantial completion of the Tenant Improvement Work, Tenant provides notice to Landlord of any non-latent defect in the Tenant Improvements, or if, within 11 months after substantial completion of the Tenant Improvement Work, Tenant provides notice to Landlord of any latent defect in the Tenant Improvements, then Landlord shall promptly cause such defect to be corrected.

4COMPLIANCE WITH LAW; SUITABILITY FOR TENANT’S USE.  Landlord shall cause the Work List to comply with Law.  Except as provided in the preceding sentence, Tenant shall be responsible for ensuring that the Work List is suitable for Tenant’s use of the Premises, and neither the preparation nor the approval of the Work List by Landlord or its consultants shall relieve Tenant from such responsibility.  Landlord may contest any alleged violation of Law in good faith, including by seeking a waiver or deferment of compliance, asserting any defense allowed by Law, and exercising any right of appeal (provided that, after completing such contest, Landlord makes any modification to the Work List or any alteration to the Premises that is necessary to comply with any final order or judgment).

5	COMPLETION.

5.1Substantial Completion.  For purposes of Section 2.2 of this Agreement, and subject to Section 4.2 below, the Tenant Improvement Work shall be deemed to be “Substantially Complete” upon the completion of the Tenant Improvement Work in the Suite 425 Expansion Space pursuant to the Work List (as reasonably determined by Landlord), with the exception of any details of construction, mechanical adjustment or any other similar matter the non-completion of which does not materially interfere with Tenant’s use of the Suite 425 Expansion Space.

5.2Tenant Cooperation; Tenant Delay.  Tenant shall use reasonable efforts to cooperate with Landlord, the Contractor, and Landlord’s other consultants to provide any necessary approvals relating to the Work List, obtain the Permits, and complete the Tenant Improvement Work as soon as possible, and Tenant shall meet with Landlord, in accordance with a schedule determined by Landlord, to discuss the parties’ progress.  Without limiting the foregoing, if (i) the Tenant Improvements include the installation of electrical connections for furniture stations to be installed by Tenant, and (ii) any electrical or other portions of such furniture stations must be installed in order for Landlord to obtain any governmental approval required for occupancy of the Premises, then Tenant, upon five (5) business days’ notice from Landlord, shall promptly install such portions of such furniture stations in accordance with Sections 7.2 and 7.3 of this Lease.  In addition, without limiting the foregoing, if the Substantial Completion of the Tenant Improvement Work is delayed (for purposes of this Exhibit B, a “Tenant Delay”) as a result of (a) [Intentionally Omitted]; (b) [Intentionally Omitted]; (c) any failure of Tenant to timely approve any matter requiring Tenant’s approval; (d) any breach by Tenant of this Suite 425 Expansion Work Letter or this Agreement; (e) any request by Tenant for any revision to, or for Landlord’s approval of any revision to, the Work List (except to the extent that such delay results from a breach by Landlord of its obligations under Section 2.7 above); (f) [Intentionally Omitted]; (g) [Intentionally Omitted]; or (h) any other act or omission of Tenant or any of its agents, employees or representatives, then, notwithstanding any contrary provision of this Agreement, and regardless of when the Tenant Improvement Work is actually Substantially Completed, the Tenant Improvement Work shall be deemed to be Substantially Completed on the date on which the Tenant Improvement Work would have been Substantially Completed if no such Tenant Delay had occurred.  Notwithstanding the foregoing, Landlord shall not be required to tender possession of the Suite 425 Expansion Space to Tenant before the Tenant Improvement Work has been Substantially Completed, as determined without giving effect to the preceding sentence.

5.3. Suite 450.  Tenant acknowledges and agrees that the Tenant Improvement Work in Suite 450 may be performed during Building HVAC Hours before or after the Suite 425 Expansion Effective Date.  Landlord and Tenant shall cooperate with each other in order to enable the Tenant Improvement Work in Suite 450 to be performed in a timely manner and with as little inconvenience to the operation of Tenant’s business as is reasonably possible.  Notwithstanding any contrary provision of this Agreement, any delay in the completion of the Tenant Improvement Work in Suite 450 or inconvenience suffered by Tenant during the performance of the Tenant Improvement Work in Suite 450 shall not delay the Suite 425 Expansion Effective Date, nor shall it subject Landlord to any liability for any loss or damage resulting therefrom or entitle Tenant to any credit, abatement or adjustment of rent or other sums payable under the Lease.

6MISCELLANEOUS.  Notwithstanding any contrary provision of this Agreement, if Tenant Defaults under this Agreement before the Tenant Improvement Work is completed, Landlord’s obligations under this Suite 425 Expansion Work Letter shall be excused until such Default is cured and Tenant shall be responsible for any resulting delay in the completion of the Tenant Improvement Work.  This Suite 425 Expansion Work Letter shall not apply to any space other than the Premises.

EXHIBIT B-1

ADDITIONAL DESCRIPTION OF WORK LIST ITEM

EXHIBIT B-2

NOTICE OF LEASE TERM DATES

_____________________, 20__

To:	_______________________ _______________________ _______________________ _______________________
Re:

Fourth Amendment (the “Amendment”), dated ______________, 20____, to a lease agreement dated July 6, 2015, between HUDSON 333 TWIN DOLPHIN PLAZA, LLC, a Delaware limited liability company (“Landlord”), and COHERUS BIOSCIENCES, INC., a Delaware corporation (Tenant”), concerning Suite 425 on the fourth floor of the building located at 333 Twin Dolphin, Redwood City, California (the “Suite 425 Expansion Space”).

Dear _________________:

In accordance with the Amendment, Tenant accepts possession of the Suite 425 Expansion Space and confirms that (a) the Suite 425 Expansion Effective Date is _____________, 20___, and (b) the Extended Expiration Date is ___________, 20___.

Please acknowledge the foregoing by signing all three (3) counterparts of this letter in the space provided below and returning two (2) fully executed counterparts to my attention.  Please note that, under Section 2.4 of the Amendment, Tenant is required to execute and return (or reasonably object in writing to) this letter within five (5) days after receiving it.

“Landlord”:

HUDSON 333 TWIN DOLPHIN PLAZA, LLC, a Delaware limited liability company

By:Hudson Pacific Properties, L.P.,
a Maryland limited partnership,
its sole member

By: Hudson Pacific Properties, Inc.,
a Maryland corporation,
its general partner

By:

Name:

Title:

Agreed and Accepted as of , 20 . “Tenant”: COHERUS BIOSCIENCES, INC., a Delaware corporation By: Name: Title:

EXHIBIT C

OUTLINE AND LOCATION OF SUITE 400 POTENTIAL OFFERING SPACE

EXHIBIT G

RESERVED PARKING SPACES